EXHIBIT 10.2

LINE OF CREDIT PROMISSORY NOTE

$2,000,000.00	Date: May 1, 2024

FOR VALUE RECEIVED, DIA Leasing, LLC, (“Borrower”) promises to pay to the order of XXXXXXXXXX (“Lender”), the principal sum of Two Million Dollars and 00/100 ($2,000,000.00), or so much thereof as may be disbursed to, or for the benefit of the Borrower.by Lender in Lender’s sole and absolute discretion. It is the intent of the Borrower and Lender hereunder to create a line of credit agreement between Borrower and Lender whereby Borrower may borrow up to $2,000,000.00 from Lender for the purpose of purchase new motor vehicles for use in Borrower’s business; provided, however, that Lender has no obligation to lend Borrower any amounts hereunder and the decision to lend such money lies in the sole and complete discretion of the Lender. The Lender may refuse to make any requested advance if an event of default has occurred and is continuing hereunder either at the time the request is given or the date the disbursementis to be made, or if an event has occurred or condition exists which, with the giving of notice or passing of time or both, would constitute an event of default hereunder as of such dates. This Note is to be read in conjunction with the Line of Credit Agreement, Security Agreement, and all other documents of even date herewith related to this loan transaction, all of which shall collectively be referred to as the “Loan Documents”.

INTEREST & PRINCIPAL: The unpaid principal of this line of credit shall bear simple interest at the rate of Fifteen percent (15%) per annum. Interest shall be calculated based on the principal balance as may be adjusted from time to time to reflect additional advances made hereunder.

DRAWS: Each advance of principal shall be called a “Draw”. Each Draw shall be in an amount no greater than Two Hundred Fifty Thousand Dollars and 00/100 ($250,000.00). The Payment terms below shall be applicable to each Draw. The eight Draws may be taken at any time over the 180 days following execution of this Note and Loan Documents. After the 180th day following execution of this Note and Loan Documents, any funds not disbursed to Borrower, will no longer be available. This line of credit is not revolving. Once disbursed, funds will not be made available again even if repaid in full prior to the end of the Term. Lender will have up to seven (7) business days to fund each Draw from the time that Lender receives a completed schedule of the motor vehicles being purchased as required in the Security Agreement of even date herewith.

PAYMENTS: Each Draw will be paid over a period of eighteen (18) months from the date that the funds for each Draw are disbursed to Borrower. During the first three (3) months after disbursement, Borrower shall make payments of interest only on the funds disbursed. From month four (4) through month seventeen (17), Borrower shall make payments of principal and interest based on an amortization of forty-eight (48) months. On month eighteen (18) all outstanding principal and unpaid interest shall be paid in full. This shall be known as the Maturity Date.

All payments are due on first day of the month following disbursement. If disbursement is made on any day other than the first day of the month, then at the time of disbursement, Lender shall withhold per diem interest from the amount disbursed, based on the per diem interest due on the disbursement multiplied by the number of days between disbursement and the first day of the next month.

Payments not made on the date due shall be subject to a late fee of ten percent (10%) of the amount due. If a payment is not made on the fifth (5th) day after becoming due, Borrower shall be in default, as defined below.

PREPAYMENT: Each disbursement may be prepaid in whole or in part, but shall be accompanied by a payment of interest equivalent to the interest that would have been due had the funds been repaid in accordance with the schedule recited hereinabove. In no event shall the prepayment of funds reduce the amount of interest due on this Note.

DISBURSEMENT OF FUNDS: Funds shall be disbursed by Lender directly to the motor vehicle dealership or other vendor from which Borrower purchases the vehicle to be funded through this line of credit. The funds being disbursed shall be applied to eighty percent (80%) of the purchase price of each vehicle being purchased. Another lender may finance the remaining twenty percent (20%) of the purchase price, but only Lender shall be entitled to a lien on each vehicle.

SECURITY: This Note shall be secured by a lien on the title of each vehicle being purchased as more particularly described in the Security Agreement. No subordinate liens shall be allowed, and Borrower shall fully indemnify Lender against any subordinate liens. Lender shall release the lien on each vehicle upon payment in full of all funds, including interest costs and fees for each vehicle being released.

DEFAULT: The Borrower shall be in default of this Note on the occurrence of any of the following events: (i) the Borrower shall fail to meet its obligation to make the required principal or interest payments hereunder or any term contained in the Loan Documents. (ii) the Borrower shall be dissolved or liquidated; (iii) the Borrower shall make an assignment for the benefit of creditors or shall be unable to, or shall admit in writing their inability to pay their debts as they become due; (iv) the Borrower shall commence any case, proceeding, or other action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, or any such action shall be commenced against the undersigned; (v) the Borrower shall suffer a receiver to be appointed for it or for any of its property or shall suffer a garnishment, attachment, levy or execution.

REMEDIES: Upon default of this Note, Lender may declare the entire amount due and owing hereunder to be immediately due and payable. Lender may also use all remedies in law and in equity to enforce and collect the amount owed under this Note, as more particularly described in the Security Agreement.

Borrower hereby waives demand, presentment, notice of dishonor, diligence in collecting, grace and notice of protest.

This Note may be signed electronically, and shall be fully enforceable against the Borrower.

BORROWER:

DIA Leasing, LLC

By: DRIVEITAWAY HOLDINGS,
INC.
As Its: Authorized Member

By: John Possumato, as Chief Executive
Officer of Driveitaway Holdings, Inc.